Exhibit 99.1

FOR IMMEDIATE RELEASE
February 24, 2005

TEXAS REGIONAL BANCSHARES, INC. ANNOUNCES REVISED EFFECTIVE DATE
OF RESIGNATION OF R. T. PIGOTT, JR.

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), today announced that R. T. “Ted” Pigott, Jr., has agreed, as an accommodation to Texas Regional, to extend his period of service as the Executive Vice President and Chief Financial Officer of Texas Regional and its principal operating subsidiary, Texas State Bank, through March 15, 2005.  Mr. Pigott’s resignation as the Executive Vice President and Chief Financial Officer will now be effective as of March 15, 2005.

Texas Regional has commenced the process of searching for Mr. Pigott’s replacement as Chief Financial Officer of Texas Regional and Texas State Bank.

OTHER INFORMATION

Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 for further information on the public reference room. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC’s web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling Janie Moran, Controller, at (956) 631-5400.

Forward-Looking Information

This document, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

For further information contact Glen E. Roney, Chief Executive Officer, at (956) 631-5400.